UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 25, 2011

Commission File Number: 0-07914

Exact name of registrant as specified in its charter)

Delaware	84-0592823
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

633 17th Street, Suite 1645 Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

(303) 296-3076
(Registrant telephone including area code)

Check the appropriate item below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                      Appointment of Certain Officers.

On March 25, 2011, the Board of Directors of Earthstone Energy, Inc. (the “Earthstone” or “Company”) appointed James M. Poage as its Interim Chief Financial Officer.  This appointment is expected to be temporary in nature and will be re-evaluated in connection with efforts to locate and hire a person to permanently fill the Principal Accounting Officer position. The following is a synopsis of Mr. Poage’s business experience:

James M. Poage (58) has recently served as the Company’s contract Internal Audit Manager since November 2007.  Mr. Poage has over 35 years of financial and tax accounting experience in the oil and gas industry, and has been an independent consultant providing internal audit and financial reporting services since 1990.  Mr. Poage began his career in public accounting and has worked for Haskins & Sells, Arthur Andersen and PricewaterhouseCoopers. Prior to becoming an independent financial consultant, Mr. Poage was an Assistant Vice President and Energy Risk Management consultant for Alexander and Alexander Services; the Chief Financial Officer for LaTerre Energy which was a privately held gas company in Oklahoma, and an investment banker with RT Caldwell CO. Working as an independent financial consultant, Mr. Poage has served as a contract Chief Financial Officer for Teppco Crude Oil;  a contract Risk Manager for Duke Energy Field Services, and as a contract Tax Manager for Shenandoah Energy which was a subsidiary of Chevron, and Bill Barrett Corporation.  Mr. Poage is a member of the Institute of Internal Auditors and is a member of the Information Systems Audit and Control Association. Mr. Poage received a Bachelor of Science degree in Business Administration from the University of Colorado in 1974, and has served as an instructor of tax and management accounting for the Metropolitan State University of Denver.

A copy of the press release announcing the appointment of James M. Poage as Interim Chief Financial Officer is attached hereto as Exhibit 99.1.

Item 9.01.                      Exhibits

(C)	Exhibits.

Exhibit No.                           Description

99.1	Press Release dated March 25, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

EARTHSTONE ENERGY, INC.

Date: March 25, 2011
By: /s/ Ray Singleton
Ray Singleton, President